For Immediate Release: Financial and Business Editors . . . December 14, 2005

The Bank Holdings Announces 5% Stock Dividend

(Reno, NV) . . . The Bank Holdings (NASDAQ: TBHS), parent holding company of Nevada Security Bank, today announced declaration of a 5% stock dividend to shareholders of record December 30, 2005 with an ex-dividend date of December 28, 2005. For example, for every 100 shares of common stock held, shareholders will receive 5 additional shares of common stock; for every 100 warrants held, warrant holders will receive an additional 5 warrants. No fractional shares will be issued; fractional shares will be rounded up to the nearest whole share. Certificates representing the 5% stock dividend will be mailed by the transfer agent beginning January 3, 2006.

Hal Giomi, Chairman and Chief Executive Officer stated, “We are very pleased with our continued asset and deposit growth and proud to present this dividend to our shareholders in appreciation of their continued support of the company and our efforts. We are celebrating our fourth anniversary, having opened Nevada Security Bank on December 27, 2001. This dividend is a small reward for those investors who have been with us from the beginning and for those who have invested in our future.”

In other news, the Company recently increased the size of its Board of Directors to nine members and appointed James L. Pfrommer to fill the resulting vacancy. Mr. Pfrommer is a certified public accountant with Pfrommer & McCune, Ltd. in Reno, Nevada. His firm serves small and medium sized businesses by providing audit, accounting and tax consulting services. Mr. Pfrommer holds a Bachelor of Science degree in Commerce from Santa Clara University and a Masters in Taxation from Golden Gate University.

The Company recently announced unaudited consolidated earnings for the nine months ended September 30, 2005 of $833 thousand, as compared to the unaudited losses of $51 thousand for the same period in 2004. Basic earnings per share for the year to date period ended September 30, 2005 were $0.28, as compared to the basic losses per share of $0.02 for the same period of the prior year and as compared to the basic earnings per share of $0.11 for the year ended December 31, 2004. Return on average equity (ROAE) was 3.98% and return on average assets (ROAA) was 0.40% for the nine months of 2005, as compared to losses of 0.34% and 0.03%, respectively, for the same period of 2004, and ROAE of 1.22% and ROAA of 0.12% for the full year ended December 31, 2004.

The Company reminds its shareholders that the warrants issued as a result of the stock sale of March 2003 are exercisable only between the dates of March 23, 2006 and May 22, 2006. Shareholders will be required to present their warrant certificate along with payment directly at the company’s offices only during this 60-day period. The warrants are exercisable at $11.00 per share, as adjusted for the 5% stock dividend.

About The Bank Holdings

The Bank Holdings is the holding company for Nevada Security Bank. The Bank was incorporated in February 2001 and opened for business on December 27, 2001 with initial capitalization of over $14 million. The Bank currently has contributed capital of approximately $28 million and operates four branches, two in Reno, one in Incline Village, and one in Roseville, California, which is separately branded as Silverado Bank. An approved branch office in the vicinity of Spanish Springs is scheduled to open during late 2006. The President of the Bank, David A. Funk, is a long-time banker and resident of the Reno area. For additional information, please visit www.nevadasecuritybank.com. The President of The Bank Holdings is Joseph Bourdeau and Hal Giomi is the Chairman and Chief Executive Officer.

The statements contained in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward-looking statements. Actual results may differ from those projected. These forward looking statements involve risks and uncertainties concerning the health of the national, Nevada and California economies, the Company’s abilities to attract and retain skilled employees, customers’ service expectations, the Company’s ability to successfully deploy new technology and gain efficiencies therefrom, success of branch expansion, changes in interest rates, loan portfolio performance, and other factors detailed in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to publicly revise these forward looking statements to reflect subsequent events or circumstances.

FOR ADDITIONAL INFORMATION,
Please review the Company’s Form 10-KSB as filed with the SEC and/or CONTACT:

Hal Giomi, Chairman and Chief Executive Officer, or
Jack Buchold, Chief Financial Officer
The Bank Holdings, or www.thebankholdings.com

Nevada Security Bank or www.nevadasecuritybank.com

Mailing Address: P. O. Box 19579 (89511)
Physical Address: 9990 Double R. Blvd. (89521)
Reno, Nevada	Phone: 775-853-8600

FAX: 775-853-2068